Exhibit 99.1

Northern Tier Energy Announces Record Third Quarter Adjusted EBITDA

and Declares Initial Cash Distribution

•	3Q12 operating income of $199.4 million

•	3Q12 adjusted EBITDA of $249.5 million

•	Successfully completed the initial public offering of Northern Tier Energy LP

•	Prorated 3Q12 distribution of $1.48 per unit declared

RIDGEFIELD, CT – November 12, 2012 — Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (“Northern Tier Energy”) today reported consolidated earnings for the third quarter of 2012. In addition, Northern Tier Energy announced a prorated cash distribution to unit holders of $1.48 per unit.

Third Quarter Results

Northern Tier Energy reported operating income of $199.4 million for the third quarter of 2012, an increase of $33.7 million compared to the third quarter of 2011. This increase in operating income is primarily due to improved results in the Refining segment which were driven by higher refined product margins per barrel and increased throughput and sales volumes compared to the prior year period. Adjusted EBITDA for the third quarter of 2012 was $249.5 million, an increase of $70.0 million compared to $179.5 million for the third quarter of 2011 also driven by the favorable operating results in the Refining segment.

Northern Tier Energy reported net income of $61.1 million for the third quarter of 2012 compared to $2.2 million for the third quarter of 2011. The $58.9 million improvement from the third quarter of 2011 is primarily attributable to a $72.7 million increase in operating income in the Refining segment and an improvement of $38.1 million related to derivative activities, partially offset by a $35.1 million unfavorable impact in contingent consideration loss, an $8.0 million non-cash charge for deferred income taxes and a $4.6 million non-cash interest charge related to the write-off of deferred financing costs.

Quarterly Distribution

The Board of Directors of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, declared a prorated quarterly distribution of $1.48 per unit payable in cash on November 29, 2012 to common unit holders of record at the close of business on November 21, 2012. Prorated cash available for distribution totaled $136.1 million for the third quarter 2012. As noted in Northern Tier Energy’s IPO prospectus, the cash available for its first distribution includes cash for the period from the closing date of the IPO (July 31, 2012) through September 30, 2012.

In connection with Northern Tier Energy’s recently completed debt refinancing described under the heading “Subsequent Events” below, all payment in kind (PIK) common units will convert to common units and there will be no PIK common units issued for the third quarter distribution or any prospective distribution.

Operating Segment Highlights

Refining Segment

The Refining segment’s operating income was $246.7 million for the third quarter of 2012 compared to $174.0 million for the third quarter of 2011. Refining gross product margins were $36.69 per barrel of throughput for the third quarter of 2012 compared to $28.54 per barrel for the third quarter of 2011. This increase is primarily due to favorable crude oil price differentials versus the benchmark WTI crude oil prices in the 2012 third quarter.

In addition to higher product margins per barrel, throughput and sales volumes increased compared to the prior year quarter. Total throughput was 87,476 barrels per day for the third quarter of 2012 compared to 84,485 barrels per day for the prior year quarter. Sales volumes increased to 94,105 barrels per day for the third quarter of 2012 from 90,349 barrels per day for the third quarter of 2011. The higher refinery throughput in the third quarter of 2012 compared to the same prior year period is primarily attributable to record productivity at the St. Paul Park refinery.

Retail Segment

Retail operating income was $1.2 million in the third quarter of 2012 compared to $4.9 million in the third quarter of 2011. Fuel margins were $0.12 per gallon for the third quarter of 2012 compared to $0.22 per gallon for the third quarter of 2011. This reduction in fuel margin per gallon relates to competitive pricing actions that occurred during the middle of the third quarter of 2012 in response to reduced sales volumes across the local market. Fuel gallons sold at company-operated retail stores declined by 6.2% from the prior year period. This sales volume decline is generally correlated to the broader market decline for retail fuel sales in the period. Despite the reduction in fuel gallons sold, the Retail segment experienced higher non-fuel revenues driven primarily by merchandise revenues at company-operated stores.

Liquidity and Capital Spending

Northern Tier Energy’s primary sources of liquidity are cash generated from operating activities and its asset backed revolving credit facility (the “ABL Facility”). As of September 30, 2012, the Company’s cash on hand and availability under the ABL Facility amounted to $491 million as compared to $232 million as of December 31, 2011 and $148 million as of the closing date of the Marathon Acquisition on December 1, 2010. The September 30, 2012 cash on hand balance of $323.5 million includes the net use of cash related to the completion of Northern Tier Energy LP’s IPO.

Cash provided by operating activities for the third quarter of 2012 was $80.0 million compared to $61.1 million for the third quarter of 2011. The cash provided in the 2012 period relates primarily to the strength of the Refining segment’s operating results partially offset by $132.0 million of payments made out of the IPO proceeds to settle deferred derivative obligations and to settle the contingent consideration arrangements. Capital expenditures for the third quarter of 2012 were $6.3 million.

Subsequent Events

On October 17, 2012, Northern Tier Energy LLC, a wholly-owned subsidiary of Northern Tier Energy LP, announced the commencement of a cash tender offer for any and all of the $261 million outstanding principal amount of its existing senior secured notes. In conjunction with the tender offer, Northern Tier Energy LLC solicited consents to eliminate most of the covenants and certain events of default applicable to the existing senior secured notes. At the completion of the early tender period on November 1, 2012, $253.1 million of the outstanding principal amount had been tendered and related consents received.

As of November 8, 2012, Northern Tier Energy LLC amended the indenture governing the existing notes in accordance with the approved consents. As a result of the amendment, the PIK common units of Northern Tier Energy LP were converted into Northern Tier Energy LP common units with the same rights and limitations as the existing common units, effective November 9, 2012. The supplemental indenture also amended covenants to ease the restrictions of cash distributions to common unit holders. As a result of the conversion of the PIK common units, there will be no distribution on such converted common units in the form of additional PIK common units, and as a result, there will be no dilution to the per unit cash distributions of common unit holders.

On November 8, 2012, Northern Tier Energy completed a private offering of $275 million in aggregate principal amount of 7.125% senior secured notes due 2020. The net proceeds of this offering were used to fund a portion of the tender offer for its existing senior secured notes due 2017.

Conference Call Information

Northern Tier Energy will hold a conference call to discuss its third quarter 2012 results on Tuesday, November 13, 2012 at 11:00 AM Eastern Standard Time. The call will be webcast live over the internet from Northern Tier Energy’s website at www.ntenergy.com. The call can also be heard by dialing (866) 783-2142, passcode: 64550770. The audio replay will be available on the website through November 26, 2012.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 84,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 166 convenience stores and supports 68 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Non-GAAP Measures

This earnings release includes non-GAAP measures including adjusted EBITDA and cash available for distribution. Northern Tier Energy believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier Energy’s non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier Energy LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier Energy LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

For Further Information, Contact:

Maria Testani

Director, Planning and Strategy

(203) 244-6550

NORTHERN TIER ENERGY LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$1,263.5	$1,159.5	$3,417.8	$3,192.0
Costs, expenses and other:
Cost of sales	929.2	890.2	2,594.0	2,578.2
Direct operating expenses	66.9	67.3	189.1	192.5
Turnaround and related expenses	2.1	—	17.1	22.5
Depreciation and amortization	8.3	7.4	24.6	22.3
Selling, general and administrative	22.0	24.4	67.1	63.3
Formation costs	—	1.7	1.0	6.1
Contingent consideration loss (income)	38.5	3.4	104.3	(37.6)
Other income, net	(2.9)	(0.6)	(6.2)	(2.4)

Operating income	199.4	165.7	426.8	347.1

Net losses on derivative activities	(115.0)	(153.1)	(269.2)	(580.9)
Interest expense, net	(15.6)	(10.4)	(36.7)	(30.6)

Income (loss) before income taxes	68.8	2.2	120.9	(264.4)

Income tax provision	(7.7)	—	(7.8)	—

Net income (loss)	$61.1	$2.2	$113.1	$(264.4)

NORTHERN TIER ENERGY LP

SELECTED OPERATING SEGMENT DATA

(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
OPERATING INCOME:
Refining	$246.7	$174.0	$560.3	$326.7
Retail	1.2	4.9	5.2	7.2
Corporate and unallocated costs	(48.5)	(13.2)	(138.7)	13.2

TOTAL OPERATING INCOME	199.4	165.7	426.8	347.1

Net losses on derivative activities	(115.0)	(153.1)	(269.2)	(580.9)
Interest expense, net	(15.6)	(10.4)	(36.7)	(30.6)
Income tax provision	(7.7)	—	(7.8)	—

NET INCOME (LOSS)	$61.1	$2.2	$113.1	$(264.4)

NORTHERN TIER ENERGY LP

SELECTED BALANCE SHEET AND CASH FLOW DATA

(in millions, unaudited)

	September 30,	December 31,
	2012	2011
Cash and Cash Equivalents	$323.5	$123.5
Total Assets	$1,177.4	$998.8
Total Debt and Financing Obligations	$268.5	$301.9
Equity	$537.9	$312.2

	Nine Months Ended,
	September 30,
	2012	2011
Net cash provided by operating activities	$174.8	$194.9
Net cash used in investing activities	(12.0)	(138.5)
Net cash provided by (used in) financing activities	37.2	(2.5)

Net increase in cash and cash equivalents	$200.0	$53.9

NORTHERN TIER ENERGY LP

ADJUSTED EBITDA RECONCILIATION

(in millions, unaudited)

	Three Months Ended September 30, 2012
(in millions)	Refining	Retail	Other	Total
Net income (loss)	$246.7	$1.2	$(186.8)	$61.1
Adjustments:
Interest expense	—	—	15.6	15.6
Income tax provision	—	—	7.7	7.7
Depreciation and amortization	6.4	1.8	0.1	8.3

EBITDA subtotal	253.1	3.0	(163.4)	92.7
Minnesota Pipe Line proportionate EBITDA	0.7	—	—	0.7
Turnaround and related expenses	2.1	—	—	2.1
Equity-based compensation expense	—	—	0.5	0.5
Unrealized losses on derivative activities	—	—	70.3	70.3
Contingent consideration loss	—	—	38.5	38.5
Realized losses on derivative activities	—	—	44.7	44.7

Adjusted EBITDA (a)	$255.9	$3.0	$(9.4)	$249.5

	Three Months Ended September 30, 2011
(in millions)	Refining	Retail	Other	Total
Net income (loss)	$174.0	$4.9	$(176.7)	$2.2
Adjustments:
Interest expense	—	—	10.4	10.4
Depreciation and amortization	5.4	2.0	—	7.4

EBITDA subtotal	179.4	6.9	(166.3)	20.0
Minnesota Pipe Line proportionate EBITDA	0.9	—	—	0.9
Equity-based compensation expense	—	—	0.4	0.4
Unrealized losses on derivative activities	—	—	40.6	40.6
Contingent consideration loss	—	—	3.4	3.4
Formation costs	—	—	1.7	1.7
Realized losses on derivative activities	—	—	112.5	112.5

Adjusted EBITDA (a)	$180.3	$6.9	$(7.7)	$179.5

NORTHERN TIER ENERGY LP

ADJUSTED EBITDA RECONCILIATION

(in millions, unaudited)

	Nine Months Ended September 30, 2012
(in millions)	Refining	Retail	Other	Total
Net income (loss)	$560.3	$5.2	$(452.4)	$113.1
Adjustments:
Interest expense	—	—	36.7	36.7
Income tax provision	—	—	7.8	7.8
Depreciation and amortization	18.5	5.6	0.5	24.6

EBITDA subtotal	578.8	10.8	(407.4)	182.2
Minnesota Pipe Line proportionate EBITDA	2.1	—	—	2.1
Turnaround and related expenses	17.1	—	—	17.1
Equity-based compensation expense	—	—	1.4	1.4
Unrealized gains on derivative activities	—	—	(32.6)	(32.6)
Contingent consideration loss	—	—	104.3	104.3
Formation costs	—	—	1.0	1.0
Loss on early extinguishment of derivatives	—	—	136.8	136.8
Realized losses on derivative activities	—	—	165.0	165.0

Adjusted EBITDA (a)	$598.0	$10.8	$(31.5)	$577.3

	Nine Months Ended September 30, 2011
(in millions)	Refining	Retail	Other	Total
Net income (loss)	$326.7	$7.2	$(598.3)	$(264.4)
Adjustments:
Interest expense	—	—	30.6	30.6
Depreciation and amortization	16.0	6.0	0.3	22.3

EBITDA subtotal	342.7	13.2	(567.4)	(211.5)
Minnesota Pipe Line proportionate EBITDA	2.7	—	—	2.7
Turnaround and related expenses	22.5	—	—	22.5
Equity-based compensation expense	—	—	1.1	1.1
Unrealized losses on derivative activities	—	—	334.5	334.5
Contingent consideration income	—	—	(37.6)	(37.6)
Formation costs	—	—	6.1	6.1
Realized losses on derivative activities	—	—	246.4	246.4

Adjusted EBITDA (a)	$367.9	$13.2	$(16.9)	$364.2

(a)	Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier Energy’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Secured Notes, ABL Facility, earn-out, margin support agreement and management services agreement. Adjusted EBITDA should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for EBITDA from the Minnesota Pipe Line operations, turnaround and related expenses, equity-based compensation expense, gains or losses from derivative activities, fair value adjustments for contingent consideration arrangements and costs related to Northern Tier Energy’s formation. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP

CASH AVAILABLE FOR DISTRIBUTION RECONCILIATION

For the Three Months Ended September 30, 2012

(in millions, unaudited)

Net income	$61.1
Adjustments:
Interest expense	15.6
Income tax provision	7.7
Depreciation and amortization	8.3

EBITDA subtotal	92.7
Minnesota Pipe Line proportionate EBITDA	0.7
Turnaround and related expenses	2.1
Equity-based compensation expense	0.5
Unrealized loses on derivative activities	70.3
Contingent consideration loss	38.5
Realized losses on derivative activities	44.7

Adjusted EBITDA (a)	249.5
Cash interest expense	(9.9)
Current tax provision	(0.1)
Minnesota Pipe Line proportionate EBITDA	(0.7)
Realized losses on derivative activities	(44.7)
Capital expenditures	(6.3)
Reserve for turnaround and related expenses	(10.0)
Working capital impacts	19.9

Cash available for distribution (b)	197.7
Adjustment for period prior to initial public offering	(61.6)

Cash available for distribution subsequent to initial public offering	$136.1

(b)	Cash available for distribution is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier Energy has reconciled cash available for distribution to adjusted EBITDA and in addition reconciled adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier Energy’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of Northern Tier Energy’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP

OTHER NON-GAAP PERFORMANCE MEASURES

(in millions, unaudited)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2012	2011	2012	2011
Refining revenue	$1,151.1	$1,034.0	$3,084.8	$2,857.7
Refining cost of sales	855.8	812.2	2,379.3	2,370.7

Refining gross product margin (c)	$295.3	$221.8	$705.5	$487.0

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2012	2011	2012	2011
Retail gross margin:
Fuel margin	$9.7	$19.1	$39.8	$49.0
Merchandise margin	25.4	23.8	68.4	64.7
Other margin	3.9	4.6	10.1	13.1

Retail gross margin	39.0	47.5	118.3	126.8
Expenses:
Direct operating expenses	30.4	33.3	89.6	93.8
Depreciation and amortization	1.8	2.0	5.6	6.0
Selling, general and administrative	5.5	7.3	17.8	19.8

Retail segment operating income (d)	$1.2	$4.9	$5.3	$7.2

(c)	Refining gross product margin per barrel is a financial measurement calculated by subtracting refining costs of sales from total refining revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refining gross product margin is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in these calculations (revenues and cost of sales) can be reconciled directly to Northern Tier Energy’s statements of operations. Northern Tier Energy’s calculation of refining gross product margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(d)	Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier Energy believes are important to investors in evaluating its retail performance. Northern Tier Energy’s calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

NORTHERN TIER ENERGY LP

SUPPLEMENTAL OPERATING DATA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	88,413	85,564	82,330	81,173
Total refinery throughput (bpd)	87,476	84,485	81,697	80,694
Refined products sold (bpd)	94,105	90,349	86,960	85,170
Per barrel of throughput:
Refining gross margin	$36.69	$28.54	$31.52	$22.11
Direct operating expenses	$4.54	$4.36	$4.45	$4.48
Per barrel of refined products sold:
Refining gross margin	$34.11	$26.69	$29.61	$20.95
Direct operating expenses	$4.22	$4.08	$4.18	$4.24
Refinery product yields (bpd):
Gasoline	41,623	41,611	39,578	40,238
Distillate	28,466	25,755	26,464	23,851
Asphalt	12,241	14,165	11,011	11,169
Other	6,083	4,033	5,277	5,915

Total	88,413	85,564	82,330	81,173

RETAIL SEGMENT
Company operated stores:
Fuel gallons sold (in millions)	80.1	85.4	231.6	245.8
Fuel margin per gallon	$0.12	$0.22	$0.17	$0.20
Merchandise sales (in millions)	$99.7	$92.3	$269.3	$253.9
Merchandise margin %	25.5%	25.7%	25.4%	25.5%
Number of stores at period end	166	166	166	166

Note: See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within Northern Tier Energy’s quarterly report on Form 10-Q for further information on operating statistic definitions.